FOOD TECHNOLOGY SERVICE, INC.
                                 502 Prairie Mine Road
                                Mulberry, Florida 33860

                                                     April 16, 2001


Dear Shareholder:

On behalf of the Board of Directors, you are cordially invited to attend the 2001 Annual Meeting of the Shareholders of Food Technology Service, Inc., to be held on May 22, 2001, in Lakeland, Florida. At the meeting, you will hear a report on our operations and have an opportunity to meet your directors and executives.

This booklet includes the formal notice of the meeting and the information statement. The information statement provides more information concerning the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our director candidates.

Your vote is important and the Company's management team would greatly appreciate your attendance at the Annual Meeting. However, we are not asking you for a proxy, and you are requested not to send us a proxy.

I look forward to seeing you at the 2001 Annual Meeting of Shareholders, and I sincerely hope you will be able to attend.


                                        Very truly yours,



                                        E. W. (Pete) Ellis
                                        President

                              FOOD TECHNOLOGY SERVICE, INC.
                                 502 Prairie Mine Road
                                Mulberry, Florida 33860


                          NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               To Be Held May 22, 2001


TO THE SHAREHOLDERS OF FOOD TECHNOLOGY SERVICE, INC.:

NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of the Shareholders of Food Technology Service, Inc., a Florida corporation (the "Company"), will be held at The Club at Eaglebrooke, 1300 Eaglebrooke Blvd, Lakeland, Florida 33813, on May 22, 2001, at 1:00 p.m., local time, to act on the following matters:

    To elect five (5) persons to serve as directors of the Company until the 2002 Annual Meeting of Shareholders and until their respective successors shall be duly elected and qualified;

    To transact such other business as may properly come before the meeting or any adjournment thereof.

Only Shareholders of record at 5:00 p.m., Eastern Standard Time, on April 3, 2001, are entitled to receive notice of, and to vote at, the Annual Meeting.

                                          By Order of the Board of Directors


                                          E. W. (Pete) Ellis
                                          President

April 16, 2001
Mulberry, Florida

                              FOOD TECHNOLOGY SERVICE, INC.
                                 502 Prairie Mine Road
                                Mulberry, Florida 33860

                                 INFORMATION STATEMENT
                           2001 ANNUAL MEETING OF SHAREHOLDERS
                                To Be Held May 22, 2001

                                  GENERAL INFORMATION

    This Information Statement is being furnished to the holders ("Shareholders") of the common shares, par value $.01 per share (the "Common Shares"), of Food Technology Service, Inc., a Florida corporation (the "Company"), in connection with the 2001 Annual Meeting of Shareholders to be held on May 22, 2001, at 1:00 p.m. (the "Annual Meeting"), and at any adjournment thereof. The Annual Meeting will be held at the The Club at Eaglebrooke, 1300 Eaglebrooke, Lakeland, Florida 33813. This Information Statement is first being sent to Shareholders, together with the Notice of Annual Meeting, on or about April 16, 2001.

    At the Annual Meeting, Shareholders will be asked to consider and vote on the election of five (5) persons to serve as directors on the Board. The shareholders will also be asked to transact such other business as may properly come before the meeting or any adjournment thereof.

    A copy of the Company's Annual Report for 2000 is enclosed.

VOTING SECURITIES

    The Board of Directors has fixed 5:00 p.m., Eastern Standard Time, on April 3, 2001, as the record date (the "Record Date") for the determination of the Shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof. On April 3, 2001, there were 10,333,201 issued and outstanding Common Shares of the Company, constituting the only class of stock outstanding. The presence of a majority of the outstanding Common Shares as of the Record Date, in person or represented by proxy, will constitute a quorum at the Annual Meeting. The affirmative vote of a majority of those shares represented at the meeting is necessary for the election of the nominees as directors.

    MDS Nordion ("Nordion"), the owner of approximately 53% of the outstanding shares of Common Stock of the Company, has indicated its intent to vote in favor of the election of the proposed slate of directors and for the amendment to the Company's Option Plan. The vote represented by this shareholder is sufficient to approve such election THEREFORE, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Shareholders are invited to attend the Annual Meeting and can vote in person at that time.

                          ELECTION OF DIRECTORS

    The Company currently has five (5) Directors, each of whose term of office will expire at the Annual Meeting. The Board of Directors has nominated five
(5) persons (each, a "Nominee"), all of whom are currently Directors, to stand for election as a Director, to serve until the 2002 Annual Meeting of Shareholders and until his successor has been duly elected and qualified.

Nominees for Director

    Each Director of the Company serves as a Director for a term of one (1) year and until his successor is duly elected and qualified. The following sets forth for each Nominee, his name and age, positions and/or offices held with the Company, the period during which each Nominee served in such positions and/or offices, a description of his business experience during the past five (5) years or more, and other biographical information.

    Thomas J. Daw has served as a Director since July 19, 2000 and currently acts as Chairman. He brings over 40 years of sales and marketing experience with ConAgra and Rath Packaging Company. He designed and implemented ConAgra's successful "Country Pride" brand of fresh prepackaged poultry. He served as Vice President of Sales of the ConAgra Butterball Division. Prior to retirement after 22 years with the company, was Vice President of ConAgra's Western
Retail Division.

    E. W. (Pete) Ellis has been President, Chief Executive Officer and Director since December 1996. He has been in the food business for the past 33 years, ten years of which were spent with Oscar Mayer & Co., and fifteen years with ConAgra. He was employed in sales and marketing with both companies. He was President and owner of Ellis, Harris, and Associates, Inc., a food brokerage company, from 1986 to 1988.

    Frank M. Fraser served as a director of the Company from May 1992 through September 1993. He was reelected as a director in July 1996. He is presently retired. He was Vice President of Market Development at Nordion. In June 1964, Mr. Fraser joined Atomic Energy of Canada Limited (now MDS Nordion) as a project engineer. He is a Director of the Canadian Irradiation Centre Laval, Quebec. He is also the Canadian delegate to the International Consultative Group on Food Irradiation and has Chaired the International Meeting on Radiation Processing.

    R. Craig Hunter has served as a director of the Company since September 1998. He is Vice President of Business Development of MDS Nordion's Industrial Irradiation Business Unit. Previously he was Vice President International at Kolmar Laboratories Inc.

    David Nicholds has served as a director of the Company since September 1998. He is the Vice President, General Counsel and Corporate Secretary of MDS Nordion. He joined MDS Nordion in 1989.

    Except with respect to Messrs. Nicholds and Hunter, who are appointees of Nordion (See, "Certain Relationships and Related Transactions"), there are no arrangements between any Director and any person pursuant to which he was, or will be, selected as a Director in the past, or as a Nominee for Director for the current year.

Director Meetings and Committees

    During the year ended December 31, 2000, the Board of Directors of the Company held a total of five (5) meetings. Each of the Directors attended at least 75% of the total number of meetings of the Board of Directors.

    The Board of Directors has a standing Audit Committee, which is the only committee of the Board. The Audit Committee of the Board of Directors, currently comprised of Tom Daw and Frank Fraser, held one meeting during 2000. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached as "Appendix A" to this proxy.

    The Audit Committee has reviewed and discussed the audited financial statements with management. In addition, the audit committee has discussed with the independent auditors the matters required to be discussed by SAS 61, and received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard
No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with the independent accountant the independent accountant's independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year 2000 for filing with the Commission.

Compensation of Directors

    On February 9, 1999 the Board of Directors approved an option plan for non-employee Directors. Under the plan, non-employee Directors receive options to purchase 3,000 shares per year plus 1,000 shares per meeting attended. Such options are granted in January of each year at the quoted market price at the beginning of the previous year and must be exercised on or before five years from the date of grant. The options are granted pro rata if a Director terminates during the year. Such plan was amended on May 18, 2000 to grant such options on the date a Director is elected rather than January at the average quoted market price for the five days preceding the date of grant. Also such options may be exercised after one year. No more than 10,000 shares may be granted to each Director per year. During 2000 options to purchase 25,356 shares at $3.38 per share were granted to four directors.

    Non-employee Directors are also reimbursed for out-of-pocket expenses.

Executive Officers' Compensation

    The following table is a summary of the cash and non-cash compensation paid to or accrued for the past two fiscal years for the Company's Chief Executive Officer. There are no other Officers or individuals whose compensation exceeded $100,000 for the year ended December 31, 2000.

                        Summary Compensation Table

                                                 Long-Term Compensation
                        Annual Compensation              Awards
                        -------------------              ------

                                                        Securities
        Name and            Fiscal                      Underlying
     Principal Position      Year       Salary          Options (#)
     ------------------     ------      ------          -----------
     E.W. Ellis             2000       $70,000              -
     President & Chief      1999       $70,000              -
     Executive Officer (1)  1998       $70,000          10,000 shs

(1) On December 9, 1996 the Company entered into a five-year employment agreement with Mr. Ellis which provides for an annual compensation of $70,000. In addition, Mr. Ellis was granted a five year option to purchase 100,000 shares of the Company's common stock. The option vests 20% per year commencing December 9, 1997 and is exercisable at $1.00 per share, the fair market value on the date of grant.

Aggregated Option Exercises in 2000

    The following table presents information regarding individual exercises of options to purchase the Company's common stock made during 2000 by the Company's Chief Executive Officer.

                 Aggregated Option Exercises In The Last Year
                         and Year End Option Values

                                  Number of Unexercised
                                    Securities            Value of Unexercised
           Shares                   Underlying             In-the-Money Option
          Acquired    Value          Options                   At year
            on      Realized         At Year                     End
   Name   Exercise    (1)             End                       (1)(3)
-------------------------------------------------------------------------------
                           Exercised  Unexercisable  Exercisable  Unexercisable
                           ---------  -------------  -----------  -------------
-------------------------------------------------------------------------------
  E.W.
  Ellis   10,000   $900(2)  20,000       24,000        1,800        $2,160

  (1) Value calculated by determining the difference between the fair market value of the Common Shares underlying options and the exercise or base price of the options at exercise or at the fiscal year end, as appropriate.

  (2) The exercise price for 10,000 shares is $1.00. The fair market value was $1.09 at December 31, 2000.

  (3) The exercise price for 44,000 shares is $1.00. The fair market value was $1.09 at December 31, 2000.

                  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Nordion

    The Company, in September 1990, entered into an agreement with MDS Nordion, the principal shareholder, ("Nordion"), providing for the purchase and sale of irradiation equipment and cobalt-60 necessary to operate its irradiation facility. In order to secure payment of the purchase price, additional loans and future advances by MDS Nordion to the Company, the Company and MDS Nordion executed a Convertible Debenture and Mortgage and Security Agreement, both dated January 15, 1992. The balance of the debt at February 4, 2000 was $963,194 US (the "Debt"), plus interest accruing to December 31, 2000 in the amount of $91,970 accruing at the rate of Bank of America's prime rate in effect from time to time plus 1%, resulted in a total amount owing of $1,055,164 at December 31, 2000.

    On October 22, 1991 the Company entered into a Reimbursement and Indemnity Agreement with Nordion whereby Nordion assisted the Company in obtaining a surety bond in the sum of $600,000 in order to meet State of Florida facility permit bonding requirements. In connection therewith the Company agreed to reimburse Nordion for any liability and expense which Nordion may sustain as a result of its commitments to the bond issuer and secured such obligation under a Mortgage and Security Agreement dated October 22, 1991. The bond continues to be in effect.

    By agreements dated March 6, 2000, April 17, 2000, May 18, 2000 and November 20,2000, the Company and MDS Nordion agreed and further confirmed that the Debt, and any future advances, including payment of guarantees or indemnities to third parties made by MDS Nordion to the Company's benefit, shall be convertible at MDS Nordion's option, at any time, into common stock of the Company. The applicable conversion rate is determined based on 70% of the closing price of the Company's shares listed on NASDAQ, on the last trade date prior to the exercise of the conversion right. Further, MDS Nordion's right of conversion of interest accruing on the Debt from February 5, 2000 to January 1, 2002, into shares of the Company, have been waived by MDS Nordion.

    On February 4, 2000, in order to simplify and consolidate the existing security interests securing repayment of the (i) Debt and interest, (ii) indemnity and reimbursement obligations arising from guarantees or indemnities provided by MDS Nordion to third parties for the Company's benefit, and (iii) future loans or advances, the Company and MDS Nordion, entered into a new Mortgage and Security Agreement. Substantially all of the assets of the Company continue to be pledged as collateral against the obligations of the Company to MDS Nordion.

    In addition to cobalt-60 purchased from MDS Nordion, MDS Nordion has stored an additional amount of cobalt-60 at the Company's facility in anticipation of the company's future needs. At the end of 2000, there were approximately 680,900 curies of cobalt-60 both owned and stored at the Company's facility. Title in and to 373,200 curies of cobalt-60 located at the facility remains the property of MDS Nordion and may be removed by MDS Nordion at any time.

    In the past, under the terms of its agreement with Nordion, the Company was under some circumstances be prohibited from processing any product other than food and related products. In 2001, MDS Nordion removed this restriction.

    In 1999, Nordion agreed to guarantee a line of credit of $500,000 from a bank. On December 31, 2000, $400,000 of this amount was available to fund 2001 operations.

                        SECURITY OWNERSHIP OF MANAGEMENT AND
                            CERTAIN BENEFICIAL OWNERS

    The following table sets forth as of April 3, 2001, the ownership of Common Stock of the Company of (i) all persons known by the Company to own beneficially 5% or more of such Common Stock, (ii) each current director and officer of the Company and (iii) all current directors and officers as a group, together with their percentage holdings at such date. The addresses of all holders of 5% or more of the Common Stock are included in the table.

------------------------------------------------------------------------------
      Name and Address                  Amount and Nature of      Percentage
     of Beneficial Owner                 Beneficially Owned        of Class
------------------------------------------------------------------------------

MDS Nordion                                 5,455,444 <F1>           52.8
  447 March Road-Kanata Ontario
  Canada K2K 1X8

Thomas J. Daw                                   4,356 <F2>           (*)

E. W. (Pete) Ellis                             35,200 <F3>           (*)

Frank M. Fraser                                16,000 <F4>           (*)

Craig Hunter                                5,455,444 <F1>           52.8

David Nicholds                              5,455,444 <F1>           52.8

All Directors and Officers                  5,491,000 <F5>           53.1
  as a group (5 persons)

* Less than 1%

[FN]
<F1>
(1) Includes 801,923 shares of Common Stock which are issuable upon conversion of $1,055,163 of indebtedness owed Nordion by the Company.
    See "Business - Agreements with MDS Nordion." Messrs. Hunter and Nicholds are designees of Nordion to serve on the Company's Board of Directors. Messrs. Hunter and Nicholds own less than 1% each of the Capital Stock of Nordion and they disclaim beneficial ownership of the Common Stock of the Company which Nordion owns or has the right to acquire. Approximately 100% of the outstanding shares of Nordion's common stock is owned by MDS Inc.
    a Canadian Corporation, whose shares are traded on the Toronto Stock Exchange and MDS Laboratories Inc, a subsidiary of MDS Inc.
<F2>
(2) Includes 4,356 shares underlying options which are currently exercisable or exercisable within the next sixty (60) days.
<F3>
(3) Includes 20,000 shares underlying options which are currently exercisable or exercisable within the next sixty (60) days.
<F4>
(4) Includes 16,000 shares underlying options which are currently exercisable or exercisable within the next sixty (60) days
<F5>
(5) Includes shares underlying options which are currently exercisable or exercisable within the next sixty (60) days and shares underlying convertible debt.

Section 16(a) Beneficial Ownership Reporting Compliance

    The Company believes that the reporting requirements, under Section 16(a) of the Exchange Act, for all its executive officers, directors, and each person who is the beneficial owner of more than 10% of the common stock of a company were satisfied except as follows: Nordion, owner in excess of 10% of the Company's outstanding shares of Common Stock, filed one Form 4 report one month late, covering an aggregate of 18 transactions.

                               SOLICITATION COSTS

    The Company will bear the costs of preparing, assembling and mailing the Information Statement and the 2000 Annual Report in connection with the Annual Meeting.


                               SHAREHOLDER PROPOSALS

    Eligible Shareholders who wish to present proposals for action at the 2001 Annual Meeting of Shareholders should submit their proposals in writing to the President of the Company at the address of the Company set forth on the first page of this Information Statement. Proposals must be received by the President no later than January 2, 2002 for inclusion in next year's Proxy Statement and proxy card. A Shareholder is eligible to present proposals if, at the time he or she submits a proposal or proposals, the Shareholder owns at least 1% or $1,000 in market value of Common Shares and has held such shares for at least one year, and the Shareholder continues to own such shares through the date of the 2002 Annual Meeting.

                                  OTHER MATTERS

    At the time of the preparation of this Information Statement, the Board of Directors of the Company had not been informed of any matters which would be presented for action at the Annual Meeting, other than the proposals specifically set forth in the Notice of Annual Meeting of Shareholders and referred to herein.

                                     By Order of the Board of Directors
                                        /s/Pete Ellis
                                     E. W. (Pete) Ellis
                                     President


April 16, 2001
Mulberry, Florida

                                    EXHIBIT A

                             AUDIT COMMITTEE CHARTER

    The Audit Committee ("the Committee"), of the Board of Directors ("the Board") of Company ("the Company"), will have the oversight responsibility, authority and specific duties as described below.

COMPOSITION

    The Committee will be comprised of three or more directors as determined by the Board. The members of the Committee will meet the independence and experience requirements of the New York Stock Exchange (NYSE). The members of the Committee will be elected annually at the organizational meeting of the full Board held in May and will be listed in the annual report to shareholders. One of the members of the Committee will be elected Committee Chair by the Board.

RESPONSIBILITY

    The Committee is a part of the Board. It's primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission (SEC); (ii) the system of internal controls that management has established; and (iii) the internal and external audit process. In addition, the Committee provides an avenue for communication between internal audit, the independent accountants, financial management and the Board. The Committee should have a clear understanding with the independent accountants that they must maintain an open and transparent relationship with the Committee, and that the ultimate accountability of the independent accountants is to the Board and the Committee. The Committee will make regular reports to the Board concerning its activities.

    While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent audit or to assure compliance with laws and regulations and the Company's business conduct guidelines.

AUTHORITY

    Subject to the prior approval of the Board, the Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company. In that regard, the Committee will have the authority to approve the retention of external professionals to render advice and counsel in such matters. All employees will be directed to cooperate with respect thereto as requested by members of the Committee.

MEETINGS

    The Committee is to meet at least one time annually and as many additional times as the Committee deems necessary. Content of the agenda for each meeting should be cleared by the Committee Chair. The Committee is to meet in separate executive sessions with the chief financial officer, independent accountants and internal audit at least once each year and at other times when considered appropriate.

ATTENDANCE

    Committee members will strive to be present at all meetings. As necessary or desirable, the Committee Chair may request that members of management and representatives of the independent accountants and internal audit be present at Committee meetings.

SPECIFIC DUTIES

In carrying out its oversight responsibilities, the Committee will:

1. Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with applicable NYSE Audit Committee Requirements.

2. Review with the Company's management, internal audit and independent accountants the Company's accounting and financial reporting controls. Obtain annually in writing from the independent accountants their letter as to the adequacy of such controls.

3. Review with the Company's management, internal audit and independent accountants significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent accountants their judgments about the quality, not just the acceptability, of the Company's accounting principles used in financial reporting.

4. Review the scope of internal audit's work plan for the year and receive a summary report of major findings by internal audits and how management is addressing the conditions reported.

5. Review the scope and general extent of the independent accountants' annual audit. The Committee's review should include an explanation from the independent accountants of the factors considered by the accountants in determining the audit scope, including the major risk factors. The independent accountants should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures. The Committee will review annually with management the fee arrangement with the independent accountants.

6. Inquire as to the independence of the independent accountants and obtain from the independent accountants, at least annually, a formal written statement delineating all relationships between the independent accountants and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

7. Have a predetermined arrangement with the independent accountants that they will advise the Committee through its Chair and management of the Company of any matters identified through procedures followed for interim quarterly financial statements, and that such notification as required under standards for communication with Audit Committees is to be made prior to the related press release or, if not practicable, prior to filing Forms 10-Q. Also receive a written confirmation provided by the independent accountants at the end of each of the first three quarters of the year that they have nothing to report to the Committee, if that is the case, or the written enumeration of required reporting issues.

8. At the completion of the annual audit, review with management, internal audit and the independent accountants the following:

       The annual financial statements and related footnotes and financial information to be included in the Company's annual report to shareholders and on Form 10-K.

       Results of the audit of the financial s statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.
       Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent accountants during their audit, including access to all requested records, data and information. Inquire of the independent accountants whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company's financial statements.

       Other communications as required to be communicated by the independent accountants by Statement of Auditing Standards (SAS) 61 as amended by SAS 90 relating to the conduct of the audit. Further, receive a written communication provided by the independent accountants concerning their judgment about the quality of the Company's accounting principles, as outlined in SAS 61 as amended by SAS 90, and that they concur with management's representation concerning audit adjustments.

     If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company's annual report on Form 10-K.

9. After preparation by management and review by internal audit and independent accountants, approve the report required under SEC rules to be included in the Company's annual proxy statement. The charter is to be published as an appendix to the proxy statement every three years.

10. Discuss with the independent accountants the quality of the Company's financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent accountants to the Company's needs.

11. Meet with management, internal audit and the independent accountants to discuss any relevant significant recommendations that the independent accountants may have, particularly those characterized as 'material' or 'serious'. Typically, such recommendations will be presented by the independent accountants in the form of a Letter of Comments and Recommendations to the Committee. The Committee should review responses of management to the Letter of Comments and Recommendations from the independent accountants and receive follow-up reports on action taken concerning the aforementioned recommendations.

12. Recommend to the Board the selection, retention or termination of the Company's independent accountants.

13. Review the appointment and replacement of the senior internal audit executive.

14. Review with management, internal audit and the independent accountants the methods used to establish and monitor the Company's policies with respect to unethical or illegal activities by Company employees that may have a material impact on the financial statements.

15. Generally as part of the review of the annual financial statements, receive an oral report(s), at least annually, from the Company's general counsel concerning legal and regulatory matters that may have a material impact on the financial statements.

16. As the Committee may deem appropriate, obtain, weigh and consider expert advice as to Audit Committee related rules of the NYSE, Statements on Auditing Standards and other accounting, legal and regulatory provisions.